                                                   Exhibit (a)(11)
                                                   Form of Employee Presentation


                                 [LOGO OF CREE]

                             Option Exchange Program

                        Commencement Date: March 17, 2003

Program Overview

    .          What is the option exchange program?

               An offer by Cree to cancel eligible options in exchange for new options expected to be granted after six months. Participation in the program is entirely voluntary.

    .          Why is Cree making this offer?

               - To provide employees with underwater options an opportunity to obtain  new options that may have value sooner.

               - To benefit employees and shareholders by returning shares to the pool of shares authorized for future grants.

Program Overview

    .          Why is Cree making this offer now?

               Due to accounting rules, if an employee participates in the option exchange program:

               - all options granted six months prior to the date of the offer (regardless of price) must be canceled; and

               - the company must wait at least six months and one day before granting any option to the employee.

               The offer is being made now so that the 2002 ASOP grants (exercise price $12.51) are not affected.

Program Overview -- Eligibility

    .          Who is eligible to participate?

               All employees who have eligible options except Board members and executive officers.

    .          What is an "eligible option"?

               Outstanding options with an exercise price of $30.00 or higher. In addition, options granted on or after September 16, 2002 must also be surrendered if you participate.

Program Overview -- Participation

    .         How do I participate?

               Complete and deliver the Election Form to an authorized representative before midnight (ET) on April 11, 2003 (unless extended).

    .         What if I choose not to participate?

               Do nothing - your existing eligible options remain unchanged.

    .         What if I elect to participate and later change my mind?

               Complete and deliver a Notice of Withdrawal before midnight (ET) on April 11, 2003 (unless extended).

Program Overview -- Other Grants

    . If I participate, will I be eligible to receive an ASOP grant in 2003?

               If the annual stock option program is approved by the Board of Directors for 2003, we will delay making any ASOP grants until the new option grant date.

    . If I participate, can I receive an option grant between now and October?

               No. If an option grant to you is recommended, the grant will be submitted for approval on or after the new option grant date.

Program Overview -- Cancellation

    .          What options will be canceled if I choose to participate?

               - All of your options with an exercise price greater than $30 per share will be canceled.

               - Plus any options granted to you on or after September 16, 2002, regardless of price, will be canceled.

               - Cree expects to accept and cancel options tendered for exchange on April 12, 2003.

               - Note: Once canceled, an option cannot be restored.

Program Overview -- New Options

    .          Grant Date

               First business day that is six months and one day after cancellation (expected to be October 13, 2003).

    .          Exercise Price

               Fair market value on new grant date. Note: The new option exercise price could be higher than the exercise price of the canceled option.

    .          Term

               New option will have same maximum term as the canceled option.

Program Overview -- New Options

    .          Number of shares

Exercise Price             Canceled           New              Expressed
Canceled Option             Shares          Shares            as Percentage
----------------           --------         ------            -------------
$60.00 or greater                4             1                      25%

$50.00 - $59.99                  3             1                  33 1/3%

$40.00 - $49.99                2.5             1                      40%

$30.01 - $39.99                  2             1                      50%


Options granted on or after September 16, 2002 will be exchanged 1-for-1.

Program Overview -- New Options

    .          Vesting

               - New grant starts vesting 6 months after new grant date.

               - Thereafter vests according to the canceled option vesting schedule, on a prorated basis.

Program Overview -- New Options

    .          Vesting Example #1

               Canceled Option. 80 shares granted October 19, 2000 at an exercise price of $37.4375, immediately vested on date of grant.

               Replacement Option. 40 shares (i.e., 2:1 exchange) granted on October 13, 2003, vesting in full on April 13, 2004.

Program Overview -- New Options

  .    Vesting Example #2

       Canceled Option. 2,000 shares granted July 3, 2000, at an exercise price of $71.53, vesting as follows:

                  20% (400 shares) on July 3, 2001
                  20% (400 shares) on July 3, 2002
                  20% (400 shares) on July 3, 2003
                  20% (400 shares) on July 3, 2004
                  20% (400 shares) on July 3, 2005

       Replacement Option. 500 shares (i.e., 4:1 exchange) granted on October 13, 2003, vesting:

                  60% (300 shares) on April 13, 2004
                  20% (100 shares) on July 3, 2004
                  20% (100 shares) on July 3, 2005

Program Overview -- New Options

    .          Eligibility

               - To receive a new option, you must remain an employee of Cree continuously until the new option grant date.

               - If you do not, your old option will remain canceled and you will not receive a new option or any consideration for the canceled option.

Program Overview -- Important Dates

    .          Offer Ends midnight (ET) April 11, 2003, unless extended.

    .          Tendered options are expected to be canceled April 12, 2003.

    .          New option grant date is expected to be October 13, 2003.

    .          New options start vesting six months after new option grant date.

This presentation summarizes some aspects of the option exchange program.

It is not a complete description of the terms and conditions of the program, which is described in Cree's Offer to Exchange dated March 17, 2003.

Statements about the program in this presentation are subject to and qualified by the Offer to Exchange and the other documents identified in the Offer to Exchange.